Exhibit 23.23

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 2, 2021, with respect to the consolidated financial statements of Valaris plc and subsidiaries (the Company), and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Going Concern

Our report dated March 2, 2021 with respect to our audits of the consolidated financial statements as of an the three-year period ended December 31, 2020 contains an explanatory paragraph that states that the Company’s operations and its ability to develop and execute its business plan are subject to a high degree of risk and uncertainty associated with the Chapter 11 voluntary petition, that raises substantial doubt about its ability to continue as a going concern. Management’s plan in regards to these matters are also descripted in Note 2 to the consolidated financial statements.

/s/ KPMG LLP

Houston, Texas

July 7, 2021